Bahl & Gaynor, Inc.

Code of Ethics

General

The Code of Ethics is predicated on the principle that B&G owes a fiduciary duty to its clients. Accordingly, B&G’s employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, B&G must:

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Place client interests ahead of B&G’s – As a fiduciary, B&G must serve in its clients’ best interests. In other words, B&G employees may not benefit at the expense of advisory clients. This concept is particularly relevant when employees are making personal investments in securities traded by advisory clients.

•	Engage in personal investing that is in full compliance with B&G’s Code of Ethics – Employees must review and abide by B&G’s Personal Securities Transaction and Insider Trading Policies.
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Avoid taking advantage of your position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with B&G, or on behalf of an advisory client.

•	Maintain full compliance with the Federal Securities Laws1 – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act.

Any questions with respect to B&G’s Code of Ethics should be directed to the Compliance Officer and/or B&G.  As discussed in greater detail below, employees must promptly report any violations of the Code of Ethics to the Compliance Officer.  All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Guiding Principles & Standards of Conduct

All Employees, directors, officers and partners of B&G, and consultants closely associated with the Firm, will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Employees.  The following set of principles frame the professional and ethical conduct that B&G expects from its Employees and consultants:

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Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets;

•	Place the integrity of the investment profession, the interests of clients, and the interests of B&G above one’s own personal interests;

1           “Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the Commission or the Department of the Treasury.

•	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;
•	Avoid any actual or potential conflict of interest;
•	Conduct all personal securities transactions in a manner consistent with this policy;
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Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

•	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on yourself and the profession;
•	Promote the integrity of, and uphold the rules governing, capital markets;
•	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.
•	Comply with applicable provisions of the federal securities laws.

All supervised persons are required to complete the Code of Conduct and Regulatory Compliance Manual Acknowledgement Form; that includes the Code of Ethics. Completion of this form is required upon the commencement of employment with B&G, annually thereafter, and upon each material amendment. The employee’s signature, which is required, acknowledge and certifies that the employee has received, reviewed, understood, and shall comply, or has complied, with the contents of the Code of Conduct and Regulatory Compliance Manual including the Code of Ethics.

Amended 2014

Personal Securities Transaction Policy

Employees may not purchase or sell any security in which the employee has a beneficial ownership unless the transaction occurs in an exempted security or the employee has complied with the Personal Security Transaction Policy set forth below.

The Compliance Officer shall maintain a “Restricted List” of securities that are being evaluated and updated promptly subsequent to investment meetings.  The Restricted list includes stocks of companies that B&G is evaluating through the due diligence process as well as companies that B&G is broadly purchasing or selling for its clients which also includes exchange traded funds and index funds.  The Compliance Officer distributes the restricted list upon any updates.  When a security is put on the restricted list, it will remain on the list for at least 1 week (7 days) unless otherwise noted or extended.  No Employee may trade (buy or sell) in issuers whose securities appear on the Restricted List.

Exempt Securities

B&G requires Employees to provide periodic reports (See Reporting section below) regarding transactions and holdings in any security, as that term is defined in Section 202(a)(18) of the Advisers Act (“Reportable Security”).  However, as noted in Rule 204A-1, the term Reportable Security exempts and does not include:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end funds; and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

B&G employees are required to report personal transactions for all mutual funds that are being Sub-Advised by B&G.

Beneficial Ownership

Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities.  Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

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Securities held by members of employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;

•	Employees’ interests as a general partner in securities held by a general or limited partnership; and
•	Employees’ interests as a manager in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by employees of securities held by a trust:

•	Ownership of securities as a trustee where either the employee or members of the employees’ immediate family have a vested interest in the principal or income of the trust;
•	Ownership of a vested beneficial interest in a trust; and
•	An employee’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.

Exempt Transactions

The following transactions are considered exempt transactions:

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Any transaction in an account over which the employee does not have any direct or indirect influence or control. For example, presuming that such relatives do not reside in the same household as the employee, accounts of family members outside of the immediate family would not be subject to review.

•	Any transactions occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager.
•	Purchases that are part of an automatic investment plan.2
•	Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro-rata basis.
•	Acquisitions or dispositions of securities as a result of a stock dividend, stock split, or other corporation actions.

From time to time, the Compliance Officer may exempt certain transactions on a trade-by-trade basis.

Investments in Limited Offerings and Initial Public Offerings (“IPOs”)3

No Employee shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering or IPO without first obtaining prior approval of the Compliance Officer, in order to preclude any possibility of their profiting improperly from their positions on behalf of a Client.  The Compliance Officer shall (a) obtain from the Employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee’s activities on behalf of a Client; and (b) conclude, after consultation with a portfolio manager (who has no personal interest in the issuer of the

2 “Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

3 The term “limited offering” is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504,505, or 506 of Regulation D. The term “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

limited offering or IPO), that no Clients have any foreseeable interest in purchasing such security.  A record of such approval by the Compliance Officer and the reasons supporting those decisions shall be kept as required in the Records section of this Policy.  Please refer to Attachment A for a copy of the Limited Offering and IPO Request and Reporting Form.

Reporting

In order to provide B&G with information to enable it to determine with reasonable assurance any indications of scalping, frontrunning or the appearance of a conflict of interest with the trading by B&G clients, each Employee shall follow the procedures described below:

Quarterly Transaction Reports

Employees shall be required to instruct their custodians to send to B&G duplicate broker trade confirmations and account statements of the Employee which shall be received by the Compliance Officer, at a minimum, no later than thirty (30) days after the end of each calendar quarter.  If an Employee’s trades do not occur through a broker-dealer (i.e., purchase of a private investment fund), such transactions shall be reported separately on the quarterly personal securities transaction report provided in Attachment B.  The quarterly transaction reports shall contain at least the following information for each transaction in a Reportable Security in which the Employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership4:  (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted.

EMPLOYEES ARE REMINDED THAT THEY MUST ALSO REPORT
TRANSACTIONS BY MEMBERS OF THE EMPLOYEE’S IMMEDIATE
FAMILY INCLUDING SPOUSE, CHILDREN AND OTHER MEMBERS OF
THE HOUSEHOLD IN ACCOUNTS OVER WHICH THE EMPLOYEE HAS
DIRECT OR INDIRECT INFLUENCE OR CONTROL.

Initial and Annual Holdings Reports

4 “Beneficial Ownership,” as set forth under Rule 16a-1(a)(2), determines whether a person is subject to the provision of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations there under, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect “pecuniary interest” (i.e., some economic benefit) from the ownership of a security. This may also include securities held by members of an Employee’s immediate family sharing the same household; provided however, this presumption may be rebutted. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships. Any report of beneficial ownership required there under shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

New B&G Employees are required to report all of their personal securities holdings not later than 10 days after the commencement of their employment (See Attachment C for a copy of the Initial Holdings Report).  The initial holdings report must be current as of a date not more than 30 days prior to the date the person becomes an Employee.

Existing Employees are required to provide B&G with a complete list of securities holdings on an annual basis, or on or before February 14th (as determined by B&G) of each year.  The report shall be current as of December 31st, which is a date no more than 30 days prior to the final date the report is due to be submitted.  (See Attachment D for a copy of the Annual Holdings Report).

Each holdings report (both the initial and annual) must contain, at a minimum: (a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and (c) the date the access person submits the report.

Duplicate Copies

In order to help ensure that duplicate brokerage statements and confirmations are received for all accounts pertaining to a particular Employee, such Employee may complete and send a brokerage letter similar to Attachment E to each bank, broker or dealer maintaining an account on behalf of the Employee or any account in which they have a beneficial interest.

Exceptions from Reporting Requirements

Employees are not required to submit: 1) a transaction or initial and annual holdings report with respect to securities held in accounts over which the access person had no direct or indirect influence or control, and 2) a transaction report with respect to transactions effected pursuant to an automatic investment plan.

Amended 2014

Trading and Review

B&G discourages its Employees to trade opposite of firm recommendations.  B&G has a highly customized investment approach for its clients, which at times may result in the purchase and sale of the same security in different client accounts.  Despite this customized approach, however, there will be periods of time when B&G will trade a security in a similar fashion (i.e., only purchase or only sell) for a broad number of clients.  During these periods of time, the security will be placed on our restricted list and employees will be forbidden from trading in it for accounts in which they maintain a beneficial interest.  Front running, which is a practice generally understood to be personally trading ahead of client accounts, should not be practiced by B&G employees.  Our clients should come first in all trading of securities.

The Compliance Officer will closely monitor Employees’ investment patterns to detect abuses.  A designated review person will monitor the Compliance Officer’s personal securities transactions for compliance with the Personal Securities Transaction Policy.  The reason for the development of a post transaction review process is to ensure that B&G has developed procedures to supervise the activities of its associated persons.  The comparison of Employee trades to those of the clients will identify potential conflicts of interest or the appearance of a potential conflict.

If B&G discovers that an employee is personally trading contrary to the policies set forth above, the employee shall meet with the Compliance Officer and Chairman to review the facts surrounding the transactions.  This meeting shall help B&G to determine the appropriate course of action.

Review Process

•	All employees must report all personal securities transactions
•	All accounts are reconciled on B&G’s APX system
•	During investment meetings ideas are shared about what transactions, if any, should take place in our strategy accounts
•	If an ideal is seriously being considered or it has been decided that a trade will take place then that security goes on the restricted list
•	An email goes out to ALL employees stating that a security or securities will be restricted
•	Standard 7 days restrictions but it could be restricted longer and that is communicated to everyone
•	After the email is sent then a wipe board is maintained in our kitchen area to serve as a reminder
•	The trader will put into Moxy a restriction of those securities for that period of time for the group of accounts that are considered B&G employee personal accounts
o	This will prevent any person from trading those securities for their personal accounts through APX/Moxy
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Accounts are reconciled on the APX system, quarterly the CCO runs the Purchase and Sales report for all personal accounts and those reports are manually checked by the CCO against the list of restricted securities to identify any violations

•	This process also allows for the evaluation for any front running patterns or abnormal trading patterns of personal accounts
•	In addition to this manual check each employee has to attest to their quarterly transactions by signing the B&G Quarterly Transaction Report

Amended 2014

Reporting Violations and Remedial Actions

B&G takes the potential for conflicts of interest caused by personal investing very seriously.  As such, B&G requires its employees to promptly report any violations of the Code of Ethics to the Compliance Officer.  B&G’s management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any employee that seeks retaliation against another for reporting violations of the Code of Ethics.  B&G has zero tolerance for retaliatory actions and therefore may subject offenders to more severe action than set forth below.  In order to minimize the potential for such behavior, all reports of Code of Ethics violations will be treated as being made on an anonymous basis.

B&G has implemented remedial actions that are designed to discourage its employees from violating the Personal Securities Transaction Policy.  Employees should be aware that B&G reserves the right to impose varied sanctions on policy violators that is on a rolling five (5) years basis.  Sanctions may be as follows:

•	Verbal warning;
•	Written warning that will be included in the employee’s file, and disgorgement of profits to a charity specified by the employee; and
•	Written warning, disgorgement of profits to a charity and monetary fine to be donated to a charity specified by the employee; and
•	Possible termination of employment.

Disclosure

B&G shall describe its Codes of Ethics to clients in Part II of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics.  All client requests for B&G’s Code of Ethics shall be directed to the Compliance Officer.

Recordkeeping

B&G shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission or B&G’s management.

•	A copy of this Policy and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;
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A record of any violation of this Policy and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

•	A record of all written acknowledgements (annual certifications) as required by this Policy for each person who is currently, or with the past five years was, an Employee of B&G.
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A copy of each report made pursuant to this Policy by an Employee, including any information provided in lieu of reports, shall be preserved by the Firm for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

•	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Policy;

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The Firm shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any limited offering or IPO by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

Responsibility

The Compliance Officer will be responsible for administering the Personal Securities Transaction Policy.  All questions regarding the policy should be directed to the Compliance Officer.

Amended April 2012

Social Media Policy

Issue

All B&G employees are bound by the Code of Conduct, which is based around three core principals, Integrity, Competence and Confidentiality.  The Code of Conduct should be adhered to when engaging in any public relations practices.  These core principals are to be applied to all elements of communications including social media activity.

As an SEC Registered firm, B&G has to follow strict regulations that affect the ability to use Social Media in our efforts for Marketing.

•	SEC Regulation S-P - (Client Privacy)
•	SEC Rule 206(4)-1(a) - (Advertising and Marketing)
•	SEC Rule 204 (a) - (Maintaining Books and Records)

B&G employees means all partners, principals, professionals, staff members, interns and temporary employees of B&G.

B&G must ensure that the use of these communications maintains our integrity and reputation while minimizing actual or potential regulatory and legal risks, whether used inside or outside the workplace.  It is the right and duty of B&G to protect itself and its employees from unauthorized disclosure of information.  B&G’s social media policy included rules and guidelines for company authorized and personal forms of social media.

Policy  - Company Rules and Regulations

The following apply to the use of all social media tools during company time.

At this time, all Social Media outlets are prohibited means of communication.  Until the time the SEC adopts explicit regulations regarding social media OR B&G can invest significant resources in a third party provider that can ensure B&G compliance with all current SEC Rules and Regulations while using Social Media as a Marketing tool.

Policy  - Personal Rules and Regulations

B&G respects the rights of employees to use social media forums for self publishing and self expression on personal time.  Employees are expected to follow the guidelines and policies set forth below to provide clear line between you as the individual and you as the employee.

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You are personally responsible for your commentary.  You can be held personally liable for commentary that is considered defamatory, obscene, proprietary or libelous by any offended party, not just B&G.

•	You cannot harass, threaten, discriminate or disparage against employees or anyone associated with or doing business with B&G.
•	If you choose to identify yourself as a B&G employee, please understand that some readers may view you as a spokesperson for B&G.
•	You cannot post the name, trademark or logo of the company, or any company privileged information, including copyrighted information or company issued documents.

LinkedIn

B&G realizes that LinkedIn is a business networking website for people in professional occupations.  And as such B&G will allow B&G employees to use LinkedIn at a personal level.  B&G employees should use the following guidelines:

•	List B&G as their employer
•	Use general contact information such as email address, website and business address is permissible to post
•	General description of B&G
•	General description of employee job function
•	Endorsements MUST be turned OFF

Acknowledgement

Employees are required to sign written acknowledgement that employees, received, read, understood and agree to comply with B&G’s social media rules and guidelines.

Employees will be required to attest annually that they are adhering to B&G’s social media rules and guidelines.

Reporting Violations

B&G request and strongly urges employees to report any violations or possible or perceived violations to their manager or CCO.

Discipline for Violations

B&G investigates and responds to all reports of violations of the social media rules and guidelines and other related policies.  Violation of this policy will result in disciplinary action up to and including immediate termination.  B&G reserves the right to take legal action where necessary against employees who engage in prohibited or unlawful conduct.

Amended 2014

Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, B&G has instituted procedures to prevent the misuse of nonpublic information.

Although “insider trading” is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law.In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of material non-public information; or
•	Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or
•	Communicating material non-public information to others in breach of a fiduciary duty.
•	B&G’s Insider Trading Policy applies to all of its employees. Any questions should be directed to the Compliance Officer and/or Chairman.

Whom Does the Policy Cover?

This policy covers all of B&G’s employees (“covered persons”) as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the covered person is an officer, director or 10% or greater stockholder and a partnership of which the covered person is a partner unless the covered person has no direct or indirect control over the partnership.  B&G employees may be deemed insiders of mutual funds under B&G’s management.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. “Material information” is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Advance knowledge of the following types of information is generally regarded as “material”:

•	Dividend or earnings announcements
•	Write-downs or write-offs of assets
•	Additions to reserves for bad debts or contingent liabilities
•	Expansion or curtailment of company or major division operations
•	Merger, joint venture announcements
•	New product/service announcements
•	Discovery or research developments
•	Criminal, civil and government investigations and indictments
•	Pending labor disputes

•	Debt service or liquidity problems
•	Bankruptcy or insolvency problems
•	Tender offers, stock repurchase plans, etc.
•	Recapitalization
•	Mutual Fund’s intent to adjust its net asset value

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, mutual funds, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been available to the investing public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

B&G’s employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to follow if an Employee Believes that he/she Possesses Material, Non-Public Information

If an employee has questions as to whether they are in possession of material, non-public information, they must inform the Compliance Officer and Chairman as soon as possible. From this point, the employee, Compliance Officer and Chairman will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, employees:

•	Shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.
•	Shall not engage in securities transactions of any company, except in accordance with B&G’s Personal Securities Transaction Policy and the securities laws.
•	Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.
•	Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position.
•	Shall immediately report the potential receipt of non-public information to the Compliance Officer and Chairman.
•	Shall not proceed with any research, trading, etc. until the Compliance Officer and Chairman inform the employee of the appropriate course of action.

Amended 2014

Serving as Officers, Trustees and/or Directors of Outside Organizations

General

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations.  These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions.  Employees may also receive compensation for such activities.

At certain times, B&G may determine that it is in its clients’ best interests for an employee(s) to serve as officers or on the board of directors of outside organizations.  For example, a company held in clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company.  Service with organizations outside of B&G can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, an employee may come into possession of material non-public information about the outside company, or other public companies.  It is critical that a proper information barrier be in place between B&G and the outside organization, and that the employee does not communicate such information to other B&G employees in violation of the information barrier.

Similarly, B&G may have a business relationship with the outside organization or may seek a relationship in the future.  In those circumstances, the employee must not be involved in the decision to retain or hire B&G.

B&G employees are prohibited from engaging in such outside activities without the prior written approval from the Compliance Officer.  Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest.  Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part II of Form ADV.

Cincinnati Financial Corp (NasdaqNM:CINF) (“CINF”) and LCA Vision, Inc. (NasdaqNM:LCAV) Trading Procedures

William Bahl serves on the board of directors of CINF, a publicly traded company whose common stock is owned by many of B&G’s advisory clients and employees.  He also serves on the board of directors of LCAV, a publicly traded company whose common stock is held by a limited number of B&G’s advisory clients and employees.  Although investment personnel are not strictly prohibited from serving on the boards of directors of publicly traded companies, B&G has adopted the following procedure to address the conflicts of interest associated with William Bahl’s dual role as a portfolio manager at B&G and a member of the boards of directors of CINF and LCAV.

If William Bahl is in possession of material nonpublic information regarding CINF or LCAV and communicates such information to B&G, then B&G and its employees would be prohibited from effecting transactions in CINF and/or LCAV, as appropriate.  This prohibition would include the execution of transactions by B&G on behalf of its advisory clients.

B&G has also agreed that CINF or LCAV will not be bought/owned in any of B&G’s market strategies.

To avoid creating the situation described above, William Bahl will not participate in any portion of an Investment Committee meeting where CINF or LCAV is discussed.  Furthermore, William Bahl is prohibited from participation in any portion of an Investment Committee meeting where securities within the Insurance (Life, Insurance Brokerage, Insurance Multiple-Line and Property & Casualty) or (Health Care Facilities) sectors (as classified by S&P) are discussed.  The Compliance Officer, along with William Bahl, has responsibility for enforcement of this procedural safeguard.

Amended 2012

Gifts and Business Entertainment

B&G employees may not accept any gift, gratuity or other thing of more than nominal value ($300), from any person or entity that does business, or desires to do business, with B&G directly or on behalf of an Advisory Client.  B&G employees may accept gifts from a single giver so long as the aggregate annual value does not exceed $300, and the employee may attend business meals, sporting events and other entertainment events at the expense of a giver (or at your expense for another), so long as the expense is reasonable, both the employee and the giver are present, and the events are not excessively frequent.  The acceptance of tickets to any event where the giver or the employee does not attend is considered a gift subject to the $300 limit rather than a business meal or other entertainment event.  Examples of events considered to be an unreasonable expense would be World Series or Super Bowl tickets, and vacation trips.  Employees may never accept cash or a cash equivalent (e.g., gift cards, gift certificates) or preferential discounts on services or products.  Any gifts exceeding $300 received by an employee should be forwarded to the Compliance Officer or Associate.  B&G Employees shall not give any gift, gratuity or other thing, or provide business entertainment, which would be construed as unreasonable in value with the intent or purpose of influencing a third party’s business relationship with B&G.

Exceptions to the gift limit may be made by the Compliance Officer.  Employees should request exceptions for personal circumstances in which the employee has a personal relationship with a third party (such as receiving or providing personal gifts as wedding gifts, or gifts for the birth of a child).

Employees are prohibited from giving or providing any gift, including a personal gift, to any official of a Public Fund without the express prior approval of the Chief Compliance Officer.

Reporting

All gifts, business meals, sporting events and other entertainment events of which the employee are the recipient must be reported to the Compliance Associate via email if the value is reasonably judged to exceed $25.  Reporting must include the name(s) of the giver, the date, the organization of the giver, a description of the gift or event, and the value or estimated value of the gift or event.

Additional Labor Reporting

In addition, any gifts, any payment of money or anything of value made directly or indirectly by the employee to a labor organization or officer, agent, shop steward, or other representative or employee of any labor organization (including union officials serving in some capacity to a Taft-Hartley Plan) must be reported.  All items regardless of the amount or value must be reported.

Following are examples of potentially reportable items:

•	Meals
•	Gifts (e.g., holiday gifts)
•	Travel and lodging costs
•	Bar bills
•	Sporting event tickets
•	Theatre tickets
•	Clothing or equipment
•	Raffle donations

•	Retirement dinners
•	Golf (including charity tournaments)
•	Hole sponsorships for golf tournament
•	Advertising at union or Taft-Hartley fund related functions
•	Sponsorship of union conferences, picnics, other events
•	Donations to union related charities or scholarship funds
•	Conferences attended by union officials, employees, etc.
•	Receptions attended by union officials, employees, etc.
•	Donations for apprenticeship graduation dinners
Responsibility

The Compliance Officer will be responsible for administering the Insider Trading and Gift Policies.  All questions regarding the policy should be directed to the Compliance Officer and will be noted on the Gift Log (See Attachment).

Pay to Play

Issue

On June 30, 2010, the SEC adopted new anti-fraud pay to play Rule 206(4)-5 under the Investment Advisers Act of 1940 (“rule”) (See http://www.sec.gov/rules/final/2010/ia-3043.pdf).  The final rule, modeled after Municipal Securities Rulemaking Board (“MSRB”) rules G-37 and G-38 applicable to municipal securities broker-dealers, is designed to prevent investment advisers from obtaining business from government entities in return for political contributions and fundraising.

The rule imposes a two-year ban on the adviser receiving compensation for advisory services if the adviser or any of its “covered associates” makes certain political contributions to an “official” of a state or local “government entity” client over a de minimis amount ($350.00 in contributions per election to a candidate for whom he or she is entitled to vote, and up to $150.00 per election to a candidate for whom he or she is not entitled to vote.  Primary and general elections are considered separate elections.).  The rule also prohibits an adviser and its covered associates from coordinating or soliciting any person or political actions committee (“PAC”) to make contributions to officials or payments to certain state or local political parties.  In additions, an adviser is prohibited from paying a third-party solicitor to solicit a government client for the adviser’s advisory services unless the third party is a “regulated person,” currently defined as a SEC-registered broker-dealer or SEC-registered investment adviser subject to pay to play restrictions.  The rule also applies to an investment adviser that manages assets of a government entity indirectly through a covered investment pool in which a government entity invests or is solicited to invest, such as hedge funds, private equity funds, venture capital funds, and collective trust funds, as well as registered investment companies that are investment options of participant-directed plans or programs of a government entity, such as 529 plans, 403(b) plans and 457 plans.

Policy

B&G’s officers, on a quarterly basis will report all political contributions.  Date of Contribution, who the contribution was made to, if the contributor is entitled to vote for the candidate and amount of contribution.

B&G’s officers, will need to Pre-Clear any contribution over the de minimis amount, ($350.00 in contributions per election to a candidate for whom he or she is entitled to vote, and up to $150.00 per election to a candidate for whom he or she is not entitled to vote), primary and general elections are considered separate elections, through the CCO.

Any new account/client that is a government entity must be vetted by the CCO.

Procedures

Quarterly B&G officers report any political contributions using the B&G Quarterly Political Contribution form, showing date of contribution, who the contribution was made to, if the contributor is entitled to vote for the candidate and the amount of the contribution.

Officers will Pre-Clear any contribution made over the de minimis amounts stated in the policy, using the Bahl and Gaynor Political Contribution Pre-Clearance form.

Officers will also review a list of any government entities that B&G provides or has provided advisory services beginning on and as of March 14, 2011 per the SEC recordkeeping rule under rule 206(4)-5 under the Investment Advisors Act of 1940.

Responsibilities

The Compliance Officer will review each B&G Quarterly Political Contribution form and determine if any de minimis amounts have been met or exceeded.

The Compliance Officer will review and Pre-Clear any contribution over the de minimis amounts stated in the policy.

The Compliance Officer will also screen any new government affiliated accounts to determine if any contributions made by B&G officers would cause a violation of the rule and preclude B&G from charging a fee on that account for 2 years.

Adopted 2011

Client Privacy

Issue

The SEC’s Regulation S-P (Privacy of Consumer Financial Information), which was adopted to comply with Section 504 of the Gramm-Leach-Bliley Act, requires investment advisers to disclose to clients its policies and procedures regarding the use and safekeeping of personal information.

Personal information is collected from clients at the inception of their accounts and occasionally thereafter, primarily to determine accounts’ investment objectives and financial goals and to assist in providing clients with a high level of service.

While B&G strives to keep client information up to date, clients are requested to monitor any information provided to them for errors.

Policy

B&G will not disclose a client’s personal information to anyone unless it is permitted or required by law, at the direction of a client, or is necessary to provide B&G’s services.  Bahl and Gaynor employees will not transmit electronically any clients “Personal Information” or “Sensitive Information”, with the combination of resident’s first name (or first initial) and last name in combination with any one or more of the following data: (1) social security number; (2) driver’s license number or state-issued ID number; or (3) financial account number, or credit or debit card number, with or without any required security code.  However, internal electronic transmission of such information is allowed due to our internal security monitors.

Procedures

1.	B&G shall not sell client information to anyone.

2.
B&G will restrict access to clients’ personal information to individuals within B&G who require the information in the ordinary course of servicing clients’ accounts.  Client information is used only for business purposes.

3.	B&G has developed procedures to safeguard client records and information (See Attachment A).

4.	Client information may only be given to third-parties under the following circumstances:

●	To broker/dealers to open a client’s brokerage account;
●	To other firms as directed by clients, such as accountants, lawyers, etc.;
●	To specified family members; and
●	To regulators, when required by law.

5.
At times, client information may be reviewed by B&G’s outside service providers (e.g., accountants, lawyers, consultants, etc.).  B&G will review the entities’ privacy policies to ensure that clients’ information is not misappropriated or used in a manner that is contrary to B&G’s privacy policies.

6.
B&G shall provide a privacy notice (See Attachment B) to clients (i.e. “natural persons”) upon inception of the relationship and annually thereafter.  B&G will maintain a record of the dates when the privacy notice is provided to clients.

7.	In the event of a change in the privacy policy, B&G will provide its clients with a sufficient amount of time to opt out of any disclosure provisions.

8.	Any suspected breaches to the privacy policy should be reported to the Compliance Officer and/or the Chairman.

9.
If an employee receives a complaint regarding a potential identity theft issue (be it from a client or other party), the employee should immediately notify the Compliance Officer.  The Compliance Officer will thoroughly investigate any valid complaint, and maintain a log of all complaints as well as the result of any investigations.

10.
In the event that unintended parties receive access to personal and confidential information of California residents, B&G will disclose to those clients of the privacy breech.  See Senate Bill No. 1386.

11.	With client consent, B&G may share the names of clients on a representative client list.

Responsibilities

The Compliance Officer will monitor for compliance with B&G’s Privacy Policy and the account administrator designated by the CCO will coordinate the dissemination of the Privacy Notice.

Attachment A

Procedures to Safeguard Client Records and Information

B&G shall (a) ensure the security and confidentiality of consumer, customer and former customer records and information; (b) protect against any anticipated threats or hazards to the security or integrity of consumer, customer and former customer records and information; and (c) protect against unauthorized access to or use of consumer or customer records or information that could result in substantial harm or inconvenience to any customer.  Bahl and Gaynor’s office is located in a secure facility with limited access during business hours  After business hours access is restricted to those with a key – Bahl and Gaynor employees, cleaning personnel and building owners.  Accordingly, the following procedures will be followed:

A.	Electronic Data Security Guidelines.

B&G’s Electronic Data Security Guidelines are found in the B&G Information Systems Policies and Procedures document.  They are considered integral to this Manual and are incorporated by reference.

B.	Physical Data Security Guidelines

All nonpublic client information should be treated carefully.  This includes the information that is handled on a daily basis – client statements, client lists, tax returns, legal documents, etc.

1.	Nonpublic client information should not be placed in the garbage. It should be placed in the locked shredding bins or shredded on the spot.

2.	Client information should never be discussed with unauthorized persons.

3.	Client information should be put out of view in employee offices at the end of the day.

C.	Identity Theft

1.
An identity thief can obtain a victim’s personal information through a variety of methods. Some of these methods are directly related to B&G and industry practices that put consumers at risk.  Employees should be aware of how their actions may expose our clients to the dangers of identity theft.

2.	Employees should take the following actions to prevent identity theft:

(a)
When providing copies of information to others, employees should make sure that nonessential information is removed and that nonpublic personal information that has no relevance to the transaction is either removed or masked.

(b)
 The practice of dumpster diving provides access for a would-be thief to a client’s personal information.  If you discard papers containing personal client identification information without shredding the documents, a thief may retrieve this information from our waste management facilities. Therefore, when disposing of paper documents, the papers should be shredded.

(c)
B&G’s employees may also be deceived by pretext calling, defined as an information broker or identity thief calling B&G while pretending to be a client, and may even use bits of a client’s personal information (such as a Social Security Number) to maintain the deception.  The information thief convinces the employee to provide additional information over the phone, which can be used for fraudulent purposes.  Employees should make absolutely certain that they confirm the identity of the client on the phone before divulging personal information.

(d)	B&G prohibits the display of Social Security Numbers on any documents that are widely seen by others (e.g. client files, mailing lists, quarterly reports, etc.).

(e)
Employees may be responsible for identity theft through more direct means.  Insider access to information allows a dishonest employee to sell consumers’ personal information or to use it for fraudulent purposes.  Such action is cause for immediate termination of employment and may subject the employee to civil and criminal liability.

Attachment B

Bahl & Gaynor Investment Counsel

Client Privacy Statement

In June of 2000, the Securities and Exchange Commission (SEC) released regulation S-P; a rule intended to protect the privacy of non-public financial information about individuals. Bahl & Gaynor is required to tell you how personal information we maintain about you is treated. Our privacy policy is outlined below. Please do not hesitate to contact us if you have any questions about our policy.

I	Guiding Principles

The relationship between Bahl & Gaynor and our clients is the most important asset of our firm. We strive to maintain your trust and confidence in us, an essential aspect of which is our commitment to protecting your personal information to the best of our ability. We believe that all of our clients value their privacy, so we will not disclose your personal information to anyone unless it is permitted by law, is at your direction, or is necessary to provide you with our services. We have not and will not sell your personal information to anyone.

II	The Personal Information That We Collect, Maintain and Communicate

Bahl & Gaynor collects and maintains your personal information so we can provide investment management services to you. The types and categories of information we collect and maintain about you may include:

❖	Information we receive from you to open an account or provide investment advice to you (such as your home address, telephone number, financial information, and social security number);

❖	Information that we generate to service your account (such as trade tickets and account statements); and

❖	Information that we may receive from third parties with respect to your account (such as trade confirmations from brokerage firms).

In order for us to provide investment services to you, we may disclose this personal information in very limited instances, which may include:

❖
Disclosures – subject to strict confidentiality agreements – to companies that perform services on our behalf (such as our technology consultants who assist us in maintaining our computer information systems); and

❖	Disclosures as permitted by law, including those necessary to service your account (such as providing account information to brokers and custodians).

III	How We Protect Your Personal Information

To fulfill our privacy commitment to you we maintain physical, electronic and other safeguards to protect your personal information.  We limit access to your personal information to employees and others with a valid business need for the information.

We require our employees to uphold our privacy standards.

Gift Log – Given and Received

G = Give     R = Received

G/R	Date	Employee	Gift	To/From	Est. Value

Attachment A

Limited Offering & IPO Request and Reporting Form

Name of Issuer: ___________________________________

Type of Security: ___________________________________

Public Offering Date: ___________________________________
(for proposed IPO investments only)

By signing below, I certify and acknowledge the following:

1.	I am not investing in this limited offering or IPO to profit improperly from my position as an B&G Employee;

2.	The investment opportunity did not arise by virtue of my activities on behalf of an B&G Client; and

3.	To the best of my knowledge, no B&G Clients have any foreseeable interest in purchasing this security.

Furthermore, by signing below, I certify that I have read the B&G Code of Ethics, amended October 2004, and believe that the proposed trade fully complies with the requirements of this policy.  I understand B&G reserves the right to direct me to rescind a trade even if approval is granted.  I also understand that a violation of this policy will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Date:_____________Signature:___________________________________

Print Name:___________________________________

Internal Use Only

_____ Approved _____ Not Approved Person Approving _____________________

Reasons Supporting Decision to Approve/Not Approve: ________________________________

______________________________________________________________________________
______________________________________________________________________________

Attachment C

Initial Holdings Report

Date of Employment:  __________________________________ (month/day/year)

The following is a list of current holdings as of a date not more than 30 days prior to the date I became an Employee of B&G:

SECURITY	TYPE	TICKER/CUSIP	SHARES	PRINCIPAL AMOUNT	CUSTODIAN

This report (i) excludes holdings with respect to securities held in accounts over which I have no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date: _____________Signature: _______________________________________

Print Name:  _______________________________________

Attachment B

Quarterly Securities Transaction Report

For the Calendar Quarter Ended:  __________________________________(month/day/year)

During the quarter referred to above, the following transactions were effected in securities in which I may be deemed to have had, or by reason of such transaction acquired, a direct or indirect Beneficial Ownership, and which are required to be reported pursuant to B&G’s Code of Ethics.

SECURITY	TICKER/ CUSIP	DATE	SHARES	PRINCIPAL AMOUNT	BUY/SELL	PRICE	CUSTODIAN

** Please note that ALL accounts must be listed (including Non-Covered Securities).

This report (i) excludes holdings with respect to which I had no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date:_____________Signature: _______________________________________

Print Name:_______________________________________

Attachment D

Annual Holdings Report

The following is a list of current holdings, as of DATE, which is no more than 30 days prior to the submission date of this Report:

SECURITY	TYPE	TICKER/CUSIP	SHARES	PRINCIPAL AMOUNT	CUSTODIAN

This report (i) excludes holdings with respect to securities held in accounts over which I have no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date:_____________Signature:_______________________________________

Print Name:_______________________________________

Attachment E

Sample of Brokerage Letter

<DATE>

<NAME OF CUSTODIAN>
<ADDRESS>
<CITY, STATE ZIP>

Re:Account No. _______________________________

Account Name_______________________________

Dear <NAME>,

As of <DATE>, please send to the undersigned a duplicate confirmation of each transaction in the above named account and quarterly brokerage account statements for the above named account.

Please mail the confirmations and account statements to:

Bahl & Gaynor, Inc.
Attn: Tita Rogers, Compliance Officer
212 East 3rd Street
Cincinnati, OH 45202

If you have any questions or concerns, please feel free to give me a call at 513-287-6100.  Thank you for your immediate attention to this matter.

Sincerely,

<Name>

cc:<Name>

Acknowledgement and Understanding of Bahl and Gaynor’s
Social Media Policy

I have read and understand the attached policies and procedures contained in the Code of Conduct Social Media Policy, (April 2012) recognize that they apply to me and agree to comply in all respects with the procedures described therein for the duration of my employment with Bahl & Gaynor, Inc.

Employee___________________________________________________ (PRINT NAME)

Signature___________________________________________________

Date__________________________

Quarterly Political Contribution

For the Calendar Quarter Ended:  _______________________(month/day/year)

During the quarter referred to above, the following political contributions were made by me, and which are required to be reported pursuant to B&G’s Pay to Play policy.

DATE OF CONTRIBUTION	CONTRIBUTION MADE TO	ENTITLED TO VOTE FOR	AMOUNT OF CONTRIBUTION

Date: __________________________________                   Signature: __________________________________________________:

Print Name:_________________________________________

Bahl and Gaynor Political Contribution Pre-Clearance

Please complete this Pre-Clearance form if you are making a political contribution over the Pay to Play policy and procedures de minimis, ($350.00 in contributions per election to a candidate for whom he or she is entitled to vote, and up to $150.00 per election to a candidate for whom he or she is not entitled to vote), primary and general elections are considered separate elections.

Contributor:

Date:  ___________________________________________________________________________

Name: ___________________________________________________________________________

Contribution Information:

Contribution To:   _____________________________________________________________________

Amount of Contribution:   _______________________________________________________________

Election Information:

Local or State Election: ________________________________________________________________

Office Ran For: _______________________________________________________________________

Contributor entitled to vote for Candidate:      YES          NO

Signature: ___________________________________

Print Name: ___________________________________

Internal Use Only

_____ Approved _____ Not Approved Person Approving _____________________
Reasons Supporting Decision to Approve/Not Approve: ________________________________

______________________________________________________________________________
______________________________________________________________________________